NEWS RELEASE

T. ROWE PRICE GROUP ADDS DINA DUBLON AND ROBERT STEVENS AS INDEPENDENT DIRECTORS

Baltimore: June 13, 2019
News
T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected Dina Dublon and Robert J. Stevens as independent directors of the company.

Ms. Dublon was the executive vice president and chief financial officer of JPMorgan Chase & Co. from 1998 until her retirement in 2004. Her previous positions at the company included corporate treasurer, managing director of the financial institutions division, and head of asset liability management. Ms. Dublon currently serves on the board of directors of PepsiCo, Inc. and on the board of overseers of Columbia University’s Mailman School of Public Health. She previously served as a director of Accenture PLC, Microsoft Corp., and Hartford Financial Services Group, Inc., and as a supervisory board member of Deutsche Bank AG. Ms. Dublon is also an emeritus trustee of Carnegie Mellon University and has served on the faculty of Harvard Business School and the board of Global Fund for Women.

Ms. Dublon holds a Bachelor of Arts degree in economics and mathematics from the Hebrew University of Jerusalem and a Master of Science degree from Carnegie Mellon University.

Mr. Stevens is the retired chairman, president, and chief executive officer of Lockheed Martin Corporation. He served as CEO from 2004 through 2012, was elected chairman in 2005, and served as executive chairman in 2013. Mr. Stevens’ previous positions at the company included chief operating officer, chief financial officer, and head of strategic planning. He currently serves on the boards of directors of the Marine Corps Scholarship Foundation and the Atlantic Council, is an emeritus director of the Congressional Medal of Honor Foundation, and is a member of the Council on Foreign Relations. He previously served on the boards of directors of United States Steel Corporation and Monsanto Company. Mr. Stevens also served in the United States Marine Corps.

Mr. Stevens holds a Bachelor of Arts degree from Slippery Rock University of Pennsylvania, a Master of Science degree in engineering and management from the New York University Tandon School of Engineering, and a Master of Science degree in business from Columbia University.
QUOTE
William J. Stromberg, chairman, president, and chief executive officer of T. Rowe Price Group
“Dina and Bob bring substantial financial, management, public policy, international affairs, and corporate social responsibility experience that, along with their global perspectives, will serve our firm and our stockholders well. We are excited to have them on board and look forward to benefitting from their strategic insights and counsel.”

ABOUT T. ROWE PRICE
Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization with $1.07 trillion in assets under management as of May 31, 2019. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

###

T. ROWE PRICE CONTACTS:

Public Relations	Investor Relations
Brian Lewbart	Meghan Azevedo
410-345-2242	410-345-2756
brian_lewbart@troweprice.com	meghan_azevedo@troweprice.com